 EXHIBIT 99.1
For more information, contact:
Willis (Billy) C. Moore, III
Vice President
(336) 316-5664
bcmoore@unifi-inc.com
Unifi Announces First Quarter Results

             GREENSBORO, N.C. - October 22, 2003 - Unifi, Inc. (NYSE:UFI), today released operating results for its first quarter of fiscal year 2004.

             The Company announced a net loss of $4.6 million or 9 cents per share for the quarter ended September 28, 2003, which compares to net income of $4.3 million or 8 cents per share for the prior year September quarter.

            Net sales for the September quarter of $180.5 million reflect a decrease of 18.6 percent compared to net sales of $221.5 million for the prior year quarter. The decrease in sales over the prior year quarter is primarily due to a 16.8 percent decline in sales volumes caused by the continued increase in imported fabric and apparel, and the overall softness in the domestic textile and apparel industries.

           Net income in the current quarter was also negatively impacted by reduced earnings from the Company's unconsolidated equity affiliates, who are being impacted by the same business conditions mentioned above. The Company's share of income from its equity affiliates was $0.3 million for the current September quarter compared to $3.6 million for the prior year quarter.

           Also included in the September 2003 quarter results is a pre-tax benefit, included in cost of sales, of $9.6 million generated by the Company's manufacturing alliance with DuPont, which approximates the $9.9 million benefit realized in the September 2002 quarter.

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Unifi Announces First Quarter Results - page 2

          Continuing its ongoing strategic focus on maximizing free cash flow and strengthening its balance sheet, the Company ended the September quarter with no funded bank debt. The Company also ended the September quarter with cash on hand of $72.3 million.

          Brian Parke, Unifi's chief executive officer, said, "Our ability to generate cash and further strengthen our balance sheet on lower sales revenue validates our strategies and actions over the last few years, and confirms that we are making advances in creating a stronger, healthier Company.

         "However, we continue to feel the effects of reduced consumer demand and spending as well as the negative impact of imported fabric and apparel on the domestic textile and apparel industries. Every level of the supply chain is being hit hard as the center of gravity for the supply of fabrics and garments moves to Asia.

        "Going forward, we will continue to defend our domestic business through the development and introduction of innovative products and unique service solutions. Worldwide polyester consumption is expected to grow at a rate of approximately six percent per year, and polyester should represent half of all fibers consumed by 2010. Consumers want the comfort, convenience and performance of synthetic fibers, so driving innovation and improving the development-to-market cycle for new products will remain a priority for Unifi.

       "We will also continue to develop the opportunities that exist in the Americas. A sustainable apparel supply base will remain in the Americas given the speed-to-market advantages offered from the region, and we will continue to grow our customer base and product offerings in the region.

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Unifi Announces First Quarter Results - page 3

          "We will also participate in the growth in Asia. Our sales office in Hong Kong and operations in Thailand are now supplying the region with Unifi-quality product, including several of our value-added yarns. And, in terms of China, we continue to move forward with our negotiations with Kaiping, which will allow us to directly participate in China's growth and to become a cost-effective supplier to brands and retailers sourcing apparel programs from China.

           "Looking forward, we expect this to be another challenging year. In light of these difficult business and economic conditions, Unifi will continue to take the actions necessary to meet the challenges ahead and maximize our operating performance."

           Unifi is one of the world's largest producers and processors of textured yarns. Its primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel and industrial fabrics, automotive, upholstery, hosiery, and sewing thread. For more information, please visit www.unifi-inc.com.

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Financial Statements to Follow

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Unifi Announces First Quarter Results - page 4

UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED) (In Thousands Except Per Share Data)
	For the Quarter Ended	For the Quarter Ended
	September 28, 2003	September 29, 2002

Net sales	$180,486	$221,530
Cost of goods sold	169,930	198,413
Selling, general & administrative expense	13,314	13,555
Interest expense	4,742	5,099
Interest income	(828)	(493)
Other (income) expense, net	817	(719)
Equity in earnings of
unconsolidated affiliates	(257)	(3,552)
Minority interest (income) expense	(955)	2,813

Income (loss) before income taxes	(6,277)	6,414
Provision (benefit) for income taxes	(1,715)	2,087
Net income (loss)	$(4,562)	$4,327

Earnings (losses) per common share - diluted:
Net income (loss) per common share	$(0.09)	$0.08

Average diluted shares outstanding	52,746	53,877

Depreciation and amortization included above	$16,611	$18,527

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UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED) (In Thousands)
	September 28, 2003	June 29, 2003
Assets
Cash and cash equivalents	$72,263	$76,801
Receivables	120,323	130,775
Inventories	124,520	118,436
Other current assets	7,963	8,235
Total current assets	325,069	334,247

Property, plant and equipment	430,572	444,813
Investment in unconsolidated affiliates	174,479	173,731
Other noncurrent assets	35,146	35,345
	$965,266	$988,136
Liabilities and Shareholders' Equity
Accounts payable	$90,239	$80,972
Accrued expenses	45,404	60,288
Income taxes payable	1,647	1,729
Current maturities of long-term debt
and other current liabilities	7,021	7,285
Total current liabilities	144,311	150,274

Long-term debt and other liabilities	258,766	259,395
Deferred income taxes	85,683	87,814
Minority interests	9,847	10,905
Shareholders' equity	466,659	479,748
	$965,266	$988,136

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, sourcing and pricing of raw materials, pressures on sales prices due to competition and economic condition, reliance on and financial viability of significant customers, technological advancements, employee relations, changes in construction spending and capital expenditures (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and the magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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